Exhibit 99.1

Strategic Storage Trust VI Completes Merger with Strategic Storage Growth Trust III, Creating a Billion Dollar Self-Storage REIT

Portfolio grows to 37 wholly-owned facilities, nearly 30,000 units and 3.2 million square feet across ten states and three Canadian provinces

LADERA RANCH, CALIF. – November 2, 2026 – Strategic Storage Trust VI, Inc. (“SST VI” or the “Company”), a public non-traded REIT sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), today announced the successful completion of its transformational merger with Strategic Storage Growth Trust III, Inc. (“SSGT III”), a private REIT also sponsored by an affiliate of SmartStop. The all-stock transaction, which values SSGT III’s real estate portfolio at approximately $500 million, unites two SmartStop-sponsored REITs into a single, significantly larger company with over a billion in total assets.

The merger dramatically expands SST VI’s size and reach. In a single transaction, the Company has added 12 wholly-owned facilities, grown its unit count by roughly 45%, and extended its U.S. footprint from seven states to ten with its entry into California, New Jersey and Texas. SST VI also gains three new joint venture interests in British Columbia and Québec and beneficial interests in three Delaware Statutory Trust programs that own eight properties consisting of approximately 5,370 units and nearly 0.7 million net rentable square feet. That added scale is expected to unlock meaningful efficiencies, including economies of scale across a larger asset base, and streamlined operations driven by the strong geographic overlap and shared SmartStop® Self Storage branding of the two portfolios.

“Today is a milestone day for SST VI and SSGT III stockholders, who now share ownership of a larger, stronger company,” said H. Michael Schwartz, President and Chief Executive Officer of SST VI. “This merger transforms the size and scale of our company. With 37 wholly-owned facilities and over a billion dollars in total assets, we are positioned to operate more efficiently, borrow on better terms and pursue growth from a position of strength. Because these properties were already on the SmartStop platform, the transition will be seamless for our customers, and we could not be more excited about what this combined company can achieve.”

Schwartz added, “I want to thank our broker-dealer and RIA partners, who once again trusted SmartStop to invest their clients’ capital, and the investors who placed their confidence in us. Their support made it possible to build this truly incredible portfolio, making SST VI the third REIT with more than $1 billion in assets created by our management team and its affiliates. That is a testament to the strength of our partnership and the platform we have built together.”

SSGT III stockholders received one share of SST VI Class A common stock for each SSGT III share and are expected to benefit from a distribution rate more than 20% higher following the merger.

Legacy SST VI stockholders now own approximately 59% of the combined company, legacy SSGT III stockholders approximately 38%, and other operating partnership unitholders approximately 3%.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a public non-traded REIT that invests in income-producing and growth self-storage facilities in the United States and Canada. As of November 2, 2026, SST VI owned 37 wholly-owned operating self-storage properties in ten states and three Canadian provinces, comprising approximately 29,400 units and 3.2 million rentable square feet, in addition to joint venture interests in six operating and two developmental properties in three Canadian provinces (British Columbia, Ontario and Quebec) one wholly-owned development property in Florida, and beneficial interests in three DST programs that own eight properties consisting of approximately 5,370 units and nearly 0.7 million net rentable square feet.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs, and through its Managed Platform offers third-party management services in the U.S. and Canada. As of November 2, 2026, SmartStop has an owned or managed portfolio of approximately 475 operating properties in 36 states, the District of Columbia, and Canada, comprising over 288,000 units and approximately 36.8 million rentable square feet. SmartStop and its affiliates own or manage 70 operating self-storage properties across five provinces in Canada, which total approximately 59,000 units and 6.0 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Forward-Looking Statements

Statements in this press release about the expected effects and benefits of the merger, including anticipated efficiencies, economies of scale, borrowing terms and future growth, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially, including the risk that the anticipated benefits of the merger are not realized and the risk factors described in SST VI’s filings with the SEC, available at www.sec.gov. SST VI disclaims any duty to update these statements.

Investor Relations Contact:

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com

Media Relations Contact:

Julie Leber

Spotlight Marketing Communications

949-427-1391

Julie@spotlightmarcom.com